EXHIBIT 99.1



                  Susan B. Railey
                  For shareholders and securities brokers
                  (301) 468-3120
                  James T. Pastore
                  For news media
                  (202) 546-6451               FOR IMMEDIATE RELEASE


                  CRIIMI MAE Reports Third Quarter 2004 Results

Rockville, MD, November 8, 2004 - - CRIIMI MAE Inc. (NYSE: CMM) today reported a net loss to common shareholders for the third quarter of 2004 of $9.3 million or $0.60 per diluted share compared to a net loss to common shareholders of $7.4 million or $0.49 per diluted share for the same three-month period in 2003. Results for the third quarter of 2004 included an impairment charge of $13.2 million, or approximately $0.86 per diluted share.

                    THIRD QUARTER 2004 SIGNIFICANT HIGHLIGHTS

--------------------------------------------------------------------------------

- Increased third quarter 2004 net interest margin by 25% to $9.9 million compared to third quarter of 2003
- Shareholders' equity and adjusted book value (described below) increased to $23.24 and $16.57, respectively, per diluted common share at quarter end from $17.55 and $15.55, respectively, per diluted common share at June 30, 2004
- Generated $19.2 million of cash during the quarter from the retained CMBS portfolio and non-core assets; total liquidity at quarter end approximated $42 million
- Loans in Special Servicing decreased by 7% to $870 million as of September 30, 2004 compared to $935 million as of June 30, 2004
- Recognized $13.2 million of impairment of certain CMBS during the quarter

--------------------------------------------------------------------------------

Barry Blattman, Chairman and Chief Executive Officer, said: "This quarter's results highlight the important dynamics of our current portfolio as it seasons. Consistent with the barbell characteristic I've referenced before, the senior most CMBS are becoming more valuable with improving credit ratings as a result of loans paying off, while the more subordinated CMBS continue to be impacted by higher loss expectations that we have estimated for the portion of our mortgage loan portfolio that is still struggling to improve. GAAP requires that the increased valuation of the senior most CMBS be reflected on the balance sheet resulting in improved book value while the negative valuation adjustments to the subordinated CMBS flow through the income statement as an impairment charge. Hence, we have a quarter showing a net loss accompanied by a net increase in GAAP book value per share."

Mark Jarrell, President and Chief Operating Officer, added: "The Company's year-to-date efforts have resulted not only in a reduction in interest expense and principal payments related to certain of our debt but also in a reduction of our total debt outstanding which have contributed to an increase in our liquidity. With anticipated total liquidity of approximately $45 to $50 million at year end, we expect to be well positioned to move forward with our new business plan in 2005, and we continue to make preparations to implement that plan in a cost effective manner."

FINANCIAL RESULTS

Third Quarter Net Loss
Net loss to common shareholders for the third quarter of 2004 was $9.3 million or $0.60 per diluted share compared to a net loss to common shareholders of $7.4 million or $0.49 per diluted share for the third quarter of 2003. Results included net interest margin of $9.9 million and other items, including $13.2 million of impairment recognized on certain of the Company's CMBS and a $1.1 million net loss on derivatives related to the Company's interest rate swap as further described below.

Increased Net Interest Margin for the Three Months Ended September 30, 2004 CRIIMI MAE's net interest margin increased by 25% to $9.9 million for the three months ended September 30, 2004 compared to $7.9 million for the three months ended September 30, 2003. Net interest margin increased primarily due to a decrease in interest expense partially offset by a decrease in interest income as described below.

Total interest expense for the three-month period ended September 30, 2004 decreased by 24% to $13.4 million compared to $17.7 million for the same period in 2003 primarily due to a reduction in discount and deferred cost amortization and reduced rates resulting from the refinancing of its insured mortgage portfolios in December 2003 and the first half of 2004. The three month period ended September 30, 2004 includes the first full quarter impact of the Company's June 30, 2004 refinancing transaction, including reduced borrowing costs related to its newly issued recourse debt and includes the costs related to the non-recourse repurchasable senior interest certificate in its BBB- rated CMBS. Total interest income for the third quarter of 2004 decreased by 9% to $23.3 million as compared to $25.6 million for third quarter of 2003 primarily due to the prepayment of mortgages underlying the Company's insured mortgage securities.

During the third quarter of 2004, the Company's average total debt balance was $649 million compared to $805 million for the third quarter of 2003. The weighted average effective interest rate on its total debt outstanding was 8.3% compared to 8.6% in the same period in 2003.

Impairment of CMBS
The $13.2 million of impairment charges in the third quarter of 2004 was calculated as the difference between the fair value and amortized cost of certain of the Company's CMBS as of September 30, 2004. The Company increased the overall expected loss estimate expected to occur over the life of its CMBS, from $600 million at June 30, 2004 to $630 million at September 30, 2004. This increase in estimated losses (which includes realized losses to date) reflects changes in the anticipated timing of resolution and disposition of certain specially serviced assets and the impact of increased projected losses due to lower internal estimates of values on properties underlying certain mortgage loans. The primary reasons for lower estimates of value include changes in the operating performance of certain properties and related markets and changes to workout negotiations and/or strategies.

Other
The Company entered into a 10-year interest rate swap in August 2004 in which it agreed to pay a fixed interest rate of 4.70% per annum in exchange for receiving floating payments based on one-month LIBOR on a notional amount of $40 million. Since the swap was not designated as a hedging instrument, changes in fair value, as well as the impact of any cash payments made or received, were recognized in current period earnings as net (losses) gains on derivatives resulting in a $1.1 million net loss on derivatives in the third quarter of 2004.

Comparable Period Items
The net loss to common shareholders for the third quarter of 2003 included $4.7 million of impairment recognized on the Company's CMBS, $2.9 million of executive contract termination costs and a $1.9 million net loss on derivatives.

Year to Date Net Income
For the nine months ended September 30, 2004, net income to common shareholders increased to $11.3 million or $0.72 per diluted share compared to a net loss to common shareholders of $6.7 million or $0.44 per diluted share for the same period in 2003. Results for the nine months ended September 30, 2004 included net interest margin of $33.9 million and other items including $14.9 million of impairment charges on CMBS, $13.5 million of net gains on derivatives, $5.2 million net loss on extinguishment of debt and $3.1 million of impairment charges on non-core assets.

Increased Net Interest Margin for the Nine Months Ended September 30, 2004
For the nine months ended September 30, 2004, CRIIMI MAE's net interest margin increased by 47% to $33.9 million compared to $23.0 million for the first nine months of 2003. Net interest margin increased primarily due to a decrease in interest expense partially offset by a decrease in interest income as described below.

For the nine months ended September 30, 2004, total interest expense decreased by 31% to $38.6 million compared to $55.7 million for the same period in 2003. The decrease in interest expense over the comparable period in 2003 was primarily due to a reduction in discount and deferred cost amortization and reduced rates resulting from the refinancing of the Company's insured mortgage portfolios in December 2003 and the first half of 2004 and the $3.1 million of additional interest expense incurred in early 2003 related to the redemption of the Company's Series A and Series B Senior Secured Notes. For the first nine months of 2004, total interest income decreased by 8% to $72.5 million as compared to $78.7 million for the corresponding period in 2003 primarily due to the prepayment of mortgages underlying the Company's insured mortgage securities.

During the nine months ended September 30, 2004, the Company's average total debt balance was $684 million compared to $874 million for the corresponding period in 2003. The weighted average effective interest rate on its total debt outstanding was 7.5% during the first nine months of 2004 compared to 8.4% in the same period in 2003.

Impairment of CMBS
During the nine months ended September 30, 2004, the Company recognized impairment on its CMBS of approximately $14.9 million of which $13.2 million, as discussed above, was recognized in the third quarter of 2004.

Net Gain on Derivatives/Net Loss on Extinguishment of Debt
During the nine months ended September 30, 2004, the Company recognized $13.5 million of net gains on derivatives primarily related to the increase in fair value of the $200 million aggregate notional amount of interest rate swaps. These swaps were liquidated in June 2004 in connection with the payoff of $293 million of Bear Stearns recourse debt. The $5.2 million of loss on extinguishment of debt included the write-off of unamortized discount and deferred financing costs in connection with the extinguishment of the Bear Stearns debt and certain non-recourse debt.

Other Impairment
For the nine months ended September 30, 2004, the Company recognized impairment of $3.1 million on non-core assets including $2.6 million on a shopping center in Orlando, Florida that the Company accounted for as REO, and $527,000 on one of its mezzanine loans.

Comparable Period Items
Results for the corresponding period in 2003 included $13.7 million of impairment recognized on the Company's CMBS, $2.9 million of executive contract termination costs, as well as $7.3 million of gain on extinguishment of debt and $3.1 million of recapitalization expenses, both of which were related to the Company's January 2003 recapitalization.

LIQUIDITY AND SHAREHOLDERS' EQUITY

Liquidity
As of September 30, 2004, total liquidity approximated $42 million including cash and cash equivalents of approximately $37.6 million and $4.4 million in liquid securities.

CRIIMI MAE's retained CMBS, along with its other assets, continue to generate significant cash. Sources of cash during the three months ended September 30, 2004 included $14.4 million from its core assets (the retained CMBS portfolio) and $4.8 million from its non-core assets, including $2.8 million from the payoff of one of its mezzanine loans.

Cash outflows during the three months ended September 30, 2004 included approximately $2.7 million of general and administrative expenses, $434,000 of maintenance fee expense and approximately $400,000 of interest payments. In addition, during the third quarter of 2004, the Company paid $1.5 million in dividends to its preferred shareholders and approximately $100,000 in interest rate swap payments.

Unlike most other REITs, CRIIMI MAE is currently able to distribute or retain its net cash flows as a result of its tax net operating loss (NOL) carry forwards. As of September 30, 2004, the Company's NOL carry forward approximated $291 million.

The Company expects any dividends paid in 2004 to be taxable to the recipients to the extent of the Company's taxable income for the year. The determination of the taxability of a dividend distribution is based on the current year's earnings and profits, which approximates the Company's taxable income. The Company expects to offset taxable income, if any, by first applying the dividends paid deductions related to distributions on its stock and then by utilizing its prior year NOL carry forwards in 2004.

Shareholders' Equity
As of September 30, 2004, shareholders' equity increased to $423.3 million or $23.24 per diluted common share as compared to $330.9 million or $17.55 per diluted common share at June 30, 2004. The diluted book value per common share amounts are based on total shareholders' equity less the liquidation value of the Company's then outstanding preferred stock. The net increase in total shareholders' equity during the third quarter is primarily the result of an increase of approximately $101 million in the fair value of CMBS and insured mortgages.

Shareholders' equity as of September 30, 2004 includes, among other things, the excess of the carrying amount of the Company's CMBS currently rated AAA and the senior interest in its currently BBB- rated CMBS over the related non-recourse debt. The Company does not actually own these assets but is required by GAAP to include them on its balance sheet. After removing the net impact of the CMBS pledged to secure non-recourse debt offset by the Company's non-recourse debt secured by such CMBS (excluding any value related to the repurchase option maintained by the Company in connection with the issuance of the senior interest certificate), the adjusted book value was $16.57 per diluted common share and $15.55 per diluted common share as of September 30, 2004 and June 30, 2004, respectively. The Company believes adjusted book value per diluted common share provides a more meaningful measure of book value because the Company receives no cash flows due to the issuance of these CMBS in securitization transactions. All cash flows related to the CMBS pledged to secure non-recourse debt are used to service the related non-recourse debt. The reconciliation of this non-GAAP financial measure to shareholders' equity is presented in the tables that follow.

CRIIMI MAE had 15,525,891 and 15,384,648 common shares outstanding as of September 30, 2004 and December 31, 2003, respectively.

EXISTING OPERATIONS

As of September 30, 2004, specially serviced mortgage loans totaled $869.6 million, or 6.3% of the aggregate $13.8 billion of mortgage loans underlying the Company's CMBS. Hotel property mortgage loans accounted for $407.3 million, or 47% of the special servicing portfolio at quarter end. As of September 30, 2004, the cumulative expected loss estimates through the life of the Company's CMBS are anticipated to be approximately $630 million, including cumulative actual losses of approximately $223 million realized through September 30, 2004.

As of September 30, 2004, the most significant borrowing relationship in the Company's specially serviced mortgage loan portfolio, the Shilo Inn loans, consisted of 23 loans totaling an aggregate principal balance of $134.4 million spread across three CMBS transactions and secured by 23 hotel properties in the West and Pacific Northwestern states. The borrowers initially filed bankruptcy in February 2002, and subsequently the borrowers and CRIIMI MAE Services Limited Partnership, the Company's servicing subsidiary, ("CMSLP"), agreed to comprehensive loan modifications. The loan modification agreements were approved and confirmed by the bankruptcy court in March 2003 and executed by the borrowers and CMSLP in March 2004.

In September 2004, the bankruptcy court disallowed approximately $1.6 million of the securitization trusts' requests for legal and other professional fees and expenses and the outstanding principal balance of the borrowers' debt obligations were adjusted pro-rata. CMSLP expected to return the Shilo Inn loans to the master servicers as "corrected" and, in fact, informed the master servicers on September 30, 2004 of its decision to return the loans effective as of that date.

Subsequent to September 30, 2004, the Company decided to retain the Shilo Inn loans in its specially serviced portfolio due primarily to the following factors: (i) the master servicers requested that the Company clarify certain complex funds flow issues related to the loans, (ii) based on the borrowers' financial statements which were received subsequent to September 30, 2004, the Company is verifying whether the borrowers are in compliance with certain reserve fund maintenance requirements under the modified loan documents and
(iii) the borrowers have recently contacted the Company indicating that they are having difficulty complying with the loan modification payment terms and have expressed an interest in negotiating a discounted payoff of the loans. Additionally, the recently received borrowers' financial statements indicate that the properties are currently operating below the borrowers' budgeted forecasts for 2004.

Distributions on the Company's retained CMBS portfolio, and the related fair value of its retained CMBS portfolio, will continue to be impacted by the borrowers' performance under the terms of the modified loans.

THIRD QUARTER CONFERENCE CALL

CRIIMI MAE will hold a conference call to discuss its third quarter earnings on November 9, 2004 at 11:00 am ET. To access the conference call, please dial in to the following: Teleconference # 1-888-396-2298 (North America), 1-617-847-8708 (International). Please refer to passcode

72954757. To access the call by webcast, go to CRIIMI MAE's web site at www.criimimaeinc.com and click on the link on the home page.

THE COMPANY

CRIIMI MAE Inc. is a commercial mortgage company structured as a REIT. CRIIMI MAE owns and manages a significant portfolio of commercial mortgage-related assets. Historically, CRIIMI MAE's primary focus was acquiring high-yielding, non-investment grade commercial mortgage-backed securities (subordinated CMBS). The Company's investment focus for the balance of 2004 and beyond is an origination-based plan for new business.

For further information about the conference call or the Company, see the Company's Web site: www.criimimaeinc.com. Shareholders and securities brokers should contact Shareholder Services at (301) 816-2300, e-mail shareholder@criimimaeinc.com, and news media should contact James Pastore, Pastore Communications Group LLC, at (202) 546-6451, e-mail pastore@ix.netcom.com.

Note: Forward-looking statements or statements that contain the words "believe," "anticipate," "expect," "contemplate," "may," "will" and similar projections contained in this release involve a variety of risks and uncertainties. These risks and uncertainties include whether the Company will be able to maximize the value of its existing assets (by maximizing recoveries on loans in special servicing or otherwise) or achieve or realize upon its other goals or strategies, minimize the risk associated with its assets, return loans to performing status or otherwise successfully resolve defaulted loans, or complete other investment strategies, improve financial performance, support liquidity, effectively hedge its interest rate exposure; the trend in interest rates (including LIBOR) and the impact on the Company's asset values and borrowing costs; the trends in the commercial real estate and CMBS markets; competitive pressures; the trend and effect of defaulted loans, future losses and impact of the reimbursement of master servicer advances on the timing and amount of the Company's equity and cash flows and its need for liquidity; general economic conditions; restrictive covenants and other restrictions under the operative documents evidencing the Company's outstanding secured and other obligations (including a repurchase agreement); the possibility that the Company's trader election may be challenged and that the Company will, therefore, not be able to mark-to-market its securities, or that it will be limited in its ability to recognize certain losses, resulting in an increase in shareholder distribution requirements with the possibility that the Company may not be able to make such distributions or maintain REIT status; as well as the risks and uncertainties that are set forth from time to time in the Company's SEC reports, including its Annual Report on Form 10-K for the most recent year and Quarterly Report on Form 10-Q for the most recent quarter. Such statements are subject to these risks and uncertainties, which could cause actual results to differ materially from those anticipated. CRIIMI MAE assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

                               -tables to follow-

------------------------------------------------------------------------------------------------------------------------------------
                                                                    CRIIMI MAE INC.
                                                                      CONSOLIDATED STATEMENTS OF INCOME
------------------------------------------------------------------------------------------------------------------------------------
                                                               For the three months ended              For the nine months ended
                                                                       September 30,                           September 30,
                                                                 2004              2003                 2004             2003
                                                             --------------    -------------        --------------   --------------
     Interest income:
        CMBS:
           CMBS pledged to secure recourse debt                $ 2,760,794     $ 15,546,883          $ 35,485,949     $ 46,599,497
           CMBS                                                  7,424,988                -             7,424,988                -
           CMBS pledged to secure non-recourse debt             12,148,932        6,574,588            25,235,466       19,707,719
        Insured mortgage securities                                952,927        3,486,162             4,356,858       12,413,163
                                                             --------------    -------------        --------------   --------------
            Total interest income                               23,287,641       25,607,633            72,503,261       78,720,379
                                                             --------------    -------------        --------------   --------------

     Interest expense:
        Recourse debt                                            1,621,304        4,811,188            11,277,527       19,253,847
        Non-Recourse debt                                       11,771,152       12,604,224            27,233,775       35,456,841
        Other                                                       19,317          296,118                99,768          960,131
                                                             --------------    -------------        --------------   --------------
            Total interest expense                              13,411,773       17,711,530            38,611,070       55,670,819
                                                             --------------    -------------        --------------   --------------

            Net interest margin                                  9,875,868        7,896,103            33,892,191       23,049,560
                                                             --------------    -------------        --------------   --------------

     Fee/Other income:
        Servicing revenue                                        2,151,121        2,425,138             8,171,438        7,314,725
        Other income                                               935,545          383,555             1,898,585        1,200,549
                                                             --------------    -------------        --------------   --------------
            Total fee/other income                               3,086,666        2,808,693            10,070,023        8,515,274
                                                             --------------    -------------        --------------   --------------

     Operating expenses:
        General and administrative expenses                      2,716,549        3,027,061             8,038,059        8,815,893
        Deferred compensation expense                              144,464           23,810               433,393           43,331
        Depreciation and amortization                               90,197          131,472               307,231          450,296
        Servicing general and administrative expenses            2,280,847        2,507,151             6,049,229        6,975,647
        Servicing amortization, depreciation, and
          impairment expense                                       207,738          293,090               679,908        1,180,842
        Income tax expense (benefit)                                     -         (323,704)                3,016         (509,934)
        BREF maintenance fee                                       434,000          434,000             1,302,000        1,229,667
                                                             --------------    -------------        --------------   --------------
            Total operating expenses                             5,873,795        6,092,880            16,812,836       18,185,742
                                                             --------------    -------------        --------------   --------------

     Other:
        Net losses on insured mortgage security dispositions      (261,888)        (749,305)             (916,841)        (522,805)
        Net (loss) gain on extinguishment of debt                        -                -            (5,200,767)       7,337,424
        Impairment of REO asset                                          -                -            (2,608,740)               -
        Impairment of CMBS                                     (13,226,278)      (4,704,878)          (14,863,483)     (13,652,756)
        Impairment of mezzanine loan                                     -                -              (526,865)               -
        Net (losses) gains on derivatives                       (1,099,986)      (1,930,198)           13,473,338       (1,930,198)
        Recapitalization and lease termination expenses           (304,637)               -              (547,477)      (3,148,841)
        Executive contract termination costs                             -       (2,875,699)                    -       (2,875,699)
                                                             --------------    -------------        --------------   --------------
            Total other                                        (14,892,789)     (10,260,080)          (11,190,835)     (14,792,875)
                                                             --------------    -------------        --------------   --------------

     Net (loss) income before dividends paid or
        accrued on preferred shares                             (7,804,050)      (5,648,164)           15,958,543       (1,413,783)
     Dividends paid or accrued on preferred shares              (1,481,708)      (1,726,560)           (4,689,978)      (5,279,179)
                                                             --------------    -------------        --------------   --------------
     Net (loss) income to common shareholders                 $ (9,285,758)    $ (7,374,724)         $ 11,268,565     $ (6,692,962)
                                                             ==============    =============        ==============   ==============

        Earnings (loss) per common share:
            Basic                                                  $ (0.60)         $ (0.49)               $ 0.73          $ (0.44)
                                                             ==============    =============        ==============   ==============
            Diluted                                                $ (0.60)         $ (0.49)               $ 0.72          $ (0.44)
                                                             ==============    =============        ==============   ==============

        Shares used in computing basic earnings
           (loss) per share                                     15,450,988       15,204,913            15,416,379       15,114,173
                                                             ==============    =============        ==============   ==============
        Shares used in computing diluted
           earnings (loss) per share                            15,450,988       15,204,913            15,698,764       15,114,173
                                                             ==============    =============        ==============   ==============
   ---------------------------------------------------------------------------------------------------------------------------------



                                 CRIIMI MAE INC.

   -------------------------------------------------------------------------------------------------
                                                                     As of              As of
     Balance Sheet Data                                      September 30, 2004   December 31, 2003
   -------------------------------------------------------------------------------------------------
     Retained CMBS Portfolio, at fair value                  $ 329,191,148          $ 511,681,345

     CMBS pledged to secure non-recourse debt, at fair value   631,397,218            325,321,411

     Insured mortgage securities, at fair value                 42,510,985            147,497,658

     Cash and cash equivalents                                  37,615,742             21,698,957

     TOTAL ASSETS                                            1,079,132,351          1,069,211,744

     Total recourse debt                                        73,681,667            350,042,667

     Total non-recourse debt (match-funded and
        other non-recourse debt)                               567,053,997            415,549,536

     TOTAL DEBT                                                640,735,664            765,592,203

     SHAREHOLDERS' EQUITY                                      423,295,941            291,779,780


------------------------------------------------------------------------------------------------------------------

                                 CRIIMI MAE INC.

------------------------------------------------------------------------------------------------------------------
                                                                                 For the three months ended
     Significant Sources and Uses of Cash                                September 30, 2004        June 30, 2004
     (in millions)

     Sources and Uses of Cash Related to Other Activities (1):
        Cash received from Retained CMBS Portfolio                              $ 14.4                 $ 15.3
        Cash from non-core assets (2)                                              4.8                    2.7

        Cash used to service debt, excluding match-funded debt:
          Principal payments (3)                                                     -                   (1.9)
          Interest payments (3)                                                   (0.4)                  (6.4)
        Cash used to make interest rate swap payments (4)                         (0.1)                  (1.3)
        Cash used to pay preferred dividends                                      (1.5)                  (1.5)
        General and administrative expenses (5)                                   (2.7)                  (2.6)
        BREF maintenance fee (5)                                                  (0.4)                  (0.4)

     Sources and Uses of Cash Related to June 30, 2004 Refinancing
       Transaction:
        Cash from issuance of senior interest certificate in
           (currently BBB- rated) CMBS                                               -                  237.1
        Cash from liquidation of swap position                                       -                   15.2
        Cash from Deutsche Bank $95 million borrowing facility                       -                   94.7

        Cash used to retire Bear Stearns Debt                                        -                 (293.1)
        Cash used to pay down Bear Stearns $200 million borrowing facility           -                  (52.7)
        Other cash items, net, related to transaction                                -                   (1.2)

     Sources and Uses of Cash related to Equity/Other Transactions:
        Cash used to redeem Series F and G Preferred Stock                           -                  (18.3)
        Cash received/used to exercise clean-up calls related to
           non-recourse debt                                                         -                    3.1
        Cash used to purchase CMBS                                                   -                   (1.2)

   (1) CMSLP's cash is not used to service the Company's debt or pay dividends and is therefore excluded from this summary table. CMSLP retains its cash to fund operations.
   (2) Includes cash primarily received from the Company's interests in the AIM Limited Partnerships, insured mortgage securities and mezzanine loans. The three months ended September 30, 2004 include proceeds of $2.8 million related to the payoff of a mezzanine loan.
   (3) The June 30, 2004 refinancing transaction reduced the Company's debt service requirements related to certain of its debt. Due to the retirement of the Bear Stearns Debt and the related refinancing, the Company's principal debt service requirements were eliminated (for a three year term) and the interest payments were reduced.
   (4) In connection with the June 30, 2004 refinancing transaction, the Company liquidated swaps which had an aggregate notional amount of $200 million and which had resulted in interest rate swap payments by the Company which had aggregated $1.3 million during the period April 1, 2004 through June 15, 2004. On August 6, 2004, the Company entered into an interest rate swap in which it agreed to pay Deutsche Bank a fixed interest rate of 4.70% per annum in exchange for floating payments based on one-month LIBOR on a notional amount of $40 million over a 10-year term. The monthly interest payments commenced on September 7, 2004.
   (5) The general and administrative expenses and BREF maintenance fee are the amounts as reflected in the Company's consolidated income statement.

                  RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

--------------------------------------------------------------------------------
                                 CRIIMI MAE INC.
          COMPUTATION OF ADJUSTED BOOK VALUE PER DILUTIVE COMMON SHARE
--------------------------------------------------------------------------------

                                                                             As of                               As of
                                                                      September 30, 2004                    June 30, 2004
                                                             ----------------------------------------------------------------------
                                                                                  Book Value per                      Book Value per
                                                                Amount            Diluted Common       Amount         Diluted Common
                                                             (in thousands)       Share             (in thousands)       Share
                                                             --------------    -------------        --------------   --------------
     Total shareholders' equity in conformity with GAAP          $ 423,296                              $ 330,920
        Less:  Liquidation value of preferred stock                (54,475)                               (54,475)
                                                             --------------                         --------------
     Shareholders' equity attributable to common
        shareholders                                               368,821          $ 23.24               276,445          $ 17.55
        Less:  CMBS pledged to secure non-recourse debt           (631,397)          (39.78)             (555,966)          (35.29)
        Add:  Non-recourse debt secured by pledge of CMBS          525,500            33.11               524,442            33.29
                                                             --------------    -------------        --------------   --------------
     Adjusted shareholders' equity attributable to
        common shareholders                                       $262,924          $ 16.57             $ 244,921          $ 15.55
                                                             ==============    =============        ==============   ==============

                                                                                      As of                               As of
                                                                                September 30, 2004                   June 30, 2004
                                                                               ---------------------              ------------------
     Shares used in computing book value per diluted common share                   15,869,454                        15,752,244

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